Exhibit 10.35

SERVICING AGREEMENT

BETWEEN

BROOKE CORPORATION

AND

BROOKE CREDIT CORPORATION

This Servicing Agreement (this "Agreement") is made and entered into as of July 18, 2007, by and between Brooke Credit Corporation, a Delaware Corporation (the "Company"), and Brooke Corporation, a Kansas corporation ("BC").

WHEREAS, the Company desires to engage BC to provide the Services (as defined below) to the Company according to the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the premises and the agreements, covenants and representations herein contained, the parties hereto agree as follows:

1.	The Services.

a. BC shall provide to Company the services described in Exhibit A, Schedule of Services, attached hereto (which services are hereinafter referred to as the "Services"). BC shall have no obligation to perform any services or have any obligations pursuant to this Agreement, except as specifically set forth on Exhibit A, or otherwise specifically set forth in this Agreement. BC shall perform the Services in accordance with its customary standards, policies and procedures in performing similar obligations with respect to similarly situated third parties.

b. Reserved.

c. BC grants to the Company a non-exclusive, non-transferable, and royalty-free license to use the name “Brooke” and such trademarks and service marks as are registered by BC with the United State Patent and Trademark Office or claimed by BC and pending registration with such Trademark Office (collectively, such name and marks to be referred to as the “Licensed Marks”) solely in connection with the Company’s operation of its business. The Company shall make no other use of the Licensed Marks. The Company acknowledges and agrees that the rights granted to the Company by and obtained by the Company as a result of or in connection with this Agreement are license rights only, and nothing contained in this Agreement constitutes or shall be construed to be an assignment of any or all of BC's rights in any of the Licensed Marks. BC retains the right to specify, from time to time, the format in which the Company shall use and display each Licensed Mark, and the Company shall only use or display the Licensed Mark in a format approved by BC. The Company shall not at any time, whether during or after the term of this Agreement, do or cause to be done any act or thing challenging, contesting, impairing, invalidating, or tending to impair or invalidate any of BC's rights in any of the Licensed Marks or any registrations derived from such rights. The Company shall not assign, sublicense, transfer, or otherwise convey the Company's rights or obligations with respect to the Licensed Marks without BC's prior written consent. The Company shall promptly notify BC of any and all infringements, imitations, simulations or other illegal use or misuse of any of the Licensed Marks which come to the Company's attention. As the sole owner of the Licensed Marks, BC shall determine whether to take any action to prevent the infringement, imitation, simulation or other illegal use or misuse of the Licensed Marks. The Company shall render BC all reasonable assistance in connection with any matter pertaining to the protection, enforcement or infringement of the Licensed Marks used by the Company, whether in the courts, administrative or quasi-judicial agencies, or otherwise. In the event BC intends not to renew this agreement, enter into a replacement servicing agreement or enter into another agreement that provides the rights to the Company set forth in this paragraph 1(c), BC will provide the Company with notice of its intention and the Company will continue to enjoy the rights set forth in this paragraph 1(c) for a period of 90 days following the later of: (i) the receipt by the Company of such written notice; or (ii) the expiration of the agreement which provides for the rights set forth in this paragraph 1(c) or rights substantially similar thereto. Nothing set forth in this agreement shall be interpreted to require the Company to utilize the Licensed Marks. Likewise, if the Company’s use of the Licensed Marks is reasonably determined to have caused, or have the potential of causing, material damage to the value of the Licensed Marks, BC may terminate the license granted to the Company upon 90 days written notice.

2.	Term. The initial term of this Agreement shall begin on the date first above written and expire on December 31, 2007, subject to the terms and provisions of Section 6 below. This Agreement shall be renewed upon terms and conditions mutually agreed by the parties for a subsequent term of one year

3.	Contract Sum.

a. In consideration of the performance of the Services by BC, the Company shall pay to BC the fees set forth in the Schedule of Fees attached hereto as Exhibit B (the “Contract Sum”) at the times and in accordance with Exhibit B. The Contract Sum shall be the sole compensation due BC in connection with its performance of the Services.

b. Unless otherwise agreed in writing, BC shall be entitled to reimbursement from the Company for out-of-pocket expenses incurred in the performance of the Services unless BC is specifically responsible for such amounts as set forth on the Schedule of Reimbursements attached hereto as Exhibit C at the times and in accordance with Exhibit C.

c. Unless otherwise agreed in writing, BC shall be responsible for fees incurred in connection with retaining any additional independent contractors or subcontractors in connection with performing the Services.

4.	Events of Default by BC. The following shall constitute "BC Events of Default" hereunder by BC:

a. failure on the part of BC duly to observe or perform in any material respect any of the covenants or agreements on the part of BC set forth in this Agreement which continues unremedied for a period of fifteen (15) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to BC by the Company (unless such failure is the result of the Company’s failure to observe or perform any of its obligations hereunder, in which case BC’s failure shall not constitute an event of default); or

b. a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law or appointing a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against BC and such decree or order shall have remained in force undischarged or unstayed for a period of sixty (60) days; or

c. BC shall consent to the appointment of a trustee, conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to BC or of or relating to all or substantially all of the property of BC; or

d. BC shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations or take any action in furtherance of the foregoing.

5.	Events of Default by the Company. The following shall constitute "Company Events of Default" hereunder by the Company:

a. any failure by the Company to make any payment required to be made by the Company to BC within 20 days of the date of invoice date; or

b. any failure on the part of the Company duly to observe or perform in any material respect any other of the covenants or agreements on the part of the Company set forth in this Agreement or any governing document by and between the Company and BC for the transactions being serviced which continues unremedied for a period of fifteen (15) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Company by BC; or

c. a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law or appointing a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Company and such decree or order shall have remained in force undischarged or unstayed for a period of sixty (60) days; or

d. the Company shall consent to the appointment of a trustee, conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the Company or of or relating to all or substantially all of the property of Company; or

e. the Company shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations or take any action in furtherance of the foregoing.

6.	Remedies.

(a) Remedies of the Company. If a BC Event of Default shall occur, the Company (i) may terminate this Agreement by giving thirty (30) days prior written notice to BC, and (ii) shall be entitled to any and all other rights and remedies under law or in equity.

(b) Remedies of BC. If a Company Event of Default shall occur, BC (i) may terminate this Agreement and resign by giving thirty (30) days prior written notice to the Company, and (ii) shall be entitled to any and all other rights and remedies under law or in equity.

(c) Payment of Fees Upon Termination. Whether this Agreement is terminated through Section 2 or Section 6, BC shall be entitled to be paid any and all fees which remain accrued and unpaid through the final date of the rendering of the Services. In addition, within five (5) business days of any termination, BC will return any of the Company's materials at the Company's expense. The terms and provisions of this Section 6(c) shall survive any termination of this Agreement.

(d) Limitation of Damages. Neither party shall be liable to the other party for punitive, consequential or indirect damages. Additionally, the Company acknowledges that BC is merely providing a service for a fee under this Agreement. Accordingly, BC shall not be liable to Company under this Agreement for any amounts in excess of any fees paid to BC hereunder, unless such loss or damage is caused by the gross negligence or willful misconduct of BC. The terms and provisions of this Section 6(d) shall survive any termination of this Agreement.

7.	Notices. No notice or other communication shall be deemed given unless sent in any of the manners, and to the persons, specified in this Section. All notices and other communications hereunder shall be in writing and shall be deemed given (a) upon receipt if delivered personally (unless subject to clause (b)) or if mailed by registered or certified mail, (b) at noon on the date after dispatch if sent by overnight courier or (c) upon the completion of transmission (which is confirmed by telephone or by a statement generated by the transmitting machine) if transmitted by telecopy or other means of facsimile which provides immediate or near immediate transmission to compatible equipment in the possession of the recipient, in any case to the parties at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as will be specified by like notice):

If to Company:	Brooke Credit Corporation
10950 Grandview Drive
Suite 600
Overland Park, Kansas 66210
Attn: Michael Lowry

If to BC:	Brooke Corporation
10950 Grandview Drive
Suite 600
Overland Park, Kansas 66210
Attn: General Counsel

8.	Independent Contractor. In its performance and completion of the Services and any of its other duties and obligations under this Agreement, BC shall at all times be deemed to be an independent contractor and nothing in this Agreement shall at any time be construed so as to create the relationship of employer and employee, principal and agent, partnership or joint venture as between BC and Company. BC shall have the entire charge, control and supervision of its performance of the Services and any of its other duties and obligations under this Agreement, subject to the terms and provisions of this Agreement and Exhibit A hereto. Both parties acknowledge that they shall have no authority to bind the other party to any contractual or other obligation whatsoever.

9.	Indemnity. BC agrees to indemnify, defend and hold harmless the Company and its directors, members, managers, officers and employees from and against any and all loss, liability, claim, damage, cost or expense (including without limitation reasonable legal fees and expenses and all other costs and expenses incurred in investigating, preparing for or defending any proceeding, commenced or threatened, incident to the foregoing or to the enforcement of this Section 9) suffered or incurred by the Company and arising out of, or in connection with (i) any act or omission of BC or any of its employees, (ii) any breach by BC of any covenant, obligation or representation or warranty (as of the date when made) of BC contained in this Agreement, and/or (iii) any claim by any third party in any way related directly or indirectly to the subject matter of this Agreement unless the claim relating thereto is directly attributable to breach of this Agreement, willful misconduct, bad faith, fraud or negligence of the Company or any of its directors, members, managers, officers or employees. The Company hereby agrees to indemnify, defend and hold harmless BC and its directors, members, officers and employees from and against any and all loss, liability, claim, damages, cost or expense (including without limitation reasonable legal fees and expenses and all other costs and expenses incurred in investigating, preparing for or defending any proceeding, commenced or threatened, incident to the foregoing or to the enforcement of this Section 9) suffered or incurred by BC or its directors, members, officers and employees for or on account of or arising out of or in connection with (i) any breach by the Company of any covenant, obligation or representation or warranty (as of the date when made) of the Company contained in this Agreement, and/or (ii) any claim directly attributable to willful misconduct, bad faith, fraud or negligence of the Company or any of its directors, members, managers, officers or employees.

10.

Confidentiality. Each party (the "Receiving Party") agrees and acknowledges that, except to the extent permitted herein, all information and data supplied by the other party (the "Disclosing Party") regarding its company matters, systems, procedures, assets or operations shall be held in strict confidence at all times and the Receiving Party will not disclose or otherwise divulge any of such information to any party without the prior written consent of the Disclosing Party. Provided, however, that the Receiving Party shall be authorized to disclose such information (i) to any of its directors, members, officers, employees, representatives, accountants, auditors, attorneys and agents and to any of its affiliates, subsidiaries and parents and any of their respective directors, members, officers, employees, representatives, accountants, auditors, attorneys and agents to the extent any of them have a need to know such information to perform services hereunder and only for such purpose and agree in writing to keep such information confidential (collectively referred to herein as “Receiving Party's Representatives”); (ii) to any government agency with jurisdiction over the Receiving Party or the Receiving Party's Representatives or the transaction contemplated herein; (iii) as may be required by law or regulation, judicial or administrative order, ruling or judgment or legal obligation to disclose (which may include, by way of example and not by way of limitation, any discovery or disclosure demands or requirements issued or arising in any judicial or administrative investigation or proceeding); (iv) if it is advised by its counsel that its failure to do so would be unlawful, or (v) if failure to do so would expose the Receiving Party to loss, liability, claim or damage for which it has not been adequately indemnified to its satisfaction. The terms and provisions of this Section 10 shall survive any termination of this Agreement.

11.	Assignability. This Agreement may be assigned by either party hereto to any entity buying substantially all of the assigning party’s assets or ownership interests, provided such entity executes an assumption agreement reasonably acceptable to the non-assigning party.

12.	Governing Law. This Agreement and the respective rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of Kansas, without regard to its conflicts of laws provisions.

13.	Successors and Assigns. This Agreement and the terms, covenants, provisions and conditions hereof shall be binding upon, and shall inure to the benefit of, the respective heirs, successors and assigns of the parties hereto; provided, however, that, except as set forth in Section 11 above, neither party shall assign this Agreement, or otherwise dispose of all or any portion of its right, title or interest herein, to any person or entity without the prior written consent of the other party. There shall be no third party beneficiaries to this Agreement. This Agreement is not intended to confer on any person other than the parties hereto and their successors and permitted assigns any rights, obligations, remedies or liabilities.

14.	Merger. Subject to the provisions of paragraph 2, any corporation or limited liability company into which either party may be merged or converted or with which it may be consolidated, or any corporation or limited liability company resulting from any merger, conversion or consolidation to which either party shall be a party, or any corporation or limited liability company succeeding to the business of such party shall be successor of such party hereunder without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto except where an instrument of transfer or assignment is required by law to effect such succession, anything herein to the contrary notwithstanding.

15.	Severability. If any provision of this Agreement is held to be invalid or unenforceable, then, to the extent that such invalidity or unenforceability shall not deprive either party of any material benefit intended to be provided by this Agreement, the remaining provisions of this Agreement shall remain in full force and effect and shall be binding upon the parties hereto.

16.	Jury Trial. The parties hereto hereby knowingly and voluntarily waive any right which either or both of them shall have to receive a trial by jury with respect to any claims, controversies or disputes which shall arise out of this Agreement or the subject matter hereof.

17.	Entire Agreement. This Agreement and the exhibits and schedules attached hereto embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, oral or written, relating to said subject matter. Any exhibits and schedules to this Agreement are hereby incorporated into this Agreement in their entirety by this reference.

18.	Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which shall together constitute one and the same agreement. The parties hereto agree that facsimile signatures on this Agreement shall be deemed effective as originals by the parties for all purposes.

19.	Headings. The headings of the Sections contained in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

20.

Waiver. All remedies available to either party for one or more breaches by the other party are and shall be deemed cumulative and may be exercised separately or concurrently without waiver of any other remedies. No party hereto shall be deemed to have waived any right, power or privilege under this Agreement unless such waiver shall have been expressed in a written instrument signed by the waiving party. The failure of any party hereto to enforce any provision of this Agreement shall in no way be construed as a waiver of such provision or a right of such party to thereafter enforce such provision or any other provision of this Agreement.

21.	Construction. Unless the context of this Agreement otherwise clearly requires, (i) references in this Agreement to the plural include the singular, the singular the plural, the masculine the feminine, the feminine the masculine and the part the whole and (ii) the word "or" will not be construed as exclusive and the word “include,” "including" or similar terms shall be construed as if followed by the phrase “without being limited to.”

22.	Any issue, claim or dispute that may arise out of or in connection with this Agreement (including exhibits and addenda) and/or the relationship of the parties and which the parties are not able to resolve themselves by negotiation, shall be submitted to mediation in a manner agreed to by the parties. The parties agree to use mediation to attempt to resolve such issue, claim or dispute prior to filing any arbitration action, lawsuits, complaints, charges or claims. The parties will select an independent mediator agreeable to both parties. The mediator will communicate with the parties to arrange and convene the mediation process that will be most efficient, convenient and effective for both parties. The costs of the mediation and fees of the mediator will be borne equally by the parties. The parties will cooperate with the mediator in coming to a reasonable agreement on the mediation arrangements which will include the time and place for conducting the mediation, who will attend or participate in the mediation and what information and written material will be exchanged before the mediation. The mediation will be conducted in Overland Park, Kansas.

23.	Any issue, claim, dispute or controversy that may arise out of, in connection with or relating to this Agreement (including exhibits and addenda) and/or the relationship of the parties, and which the parties are not able to resolve through mediation, shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in a court having jurisdiction thereof. The parties agree to use arbitration to resolve any such issue, claim, dispute or controversy prior to and in lieu of filing any lawsuits, complaints, charges or claims. The costs of the arbitration and fees of the arbitrator(s) will be borne equally by the parties.

(signature page follows)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

THE COMPANY:

/s/ Michael Lowry
By:	Michael Lowry
Title:	Chief Executive Officer

BROOKE CORPORATION

/s/ Leland Orr
By:	Leland Orr
Title:	Chief Financial Officer

EXHIBIT A

Schedule of Services

BC shall perform the following services:

Permanent, Confidential and Loan File Document Management

•	Process referenced documents in accordance with established Original Documents Memorandum

•	Provide secure facilities for storage of referenced documents

•	Establish procedures for filing and physical security of referenced documents

•	Establish procedures for electronically storing and electronic security of referenced documents

External Audit Services

•	Coordinate audit activities with external auditors

•	Gather and provide information requested by external auditors

•	Facilitate and collaborate work for external auditors

•	Compile selected audit books in accordance with Audit File Book Memorandum

Internal Audit/Internal Control Services

•	Conduct internal audits of the Company and its systems, procedures, policies and processes

•	Evaluate the adequacy and effectiveness of internal controls

•	Develop and recommend changes in operations, policies, procedures or controls to increase efficiency of operations or to improve safeguards over internal controls

•	Develop and implement audit plans and programs

•	Develop and implement audit procedures

•	Prepare written reports as needed and communicate as necessary

•	Perform audit procedures and prepare work papers documenting the audit procedures performed

•	Review transactions, documents, records, reports, policies and procedures for accuracy and effectiveness and to help ensure that they are followed

Risk Management Services

•	Provide insurance

•	Provide information about insurance policies

•	Analysis of risk identification reports

•	Advise BCC loan committee

•	Advise BCC CPA committee

Transportation services

•	Provide access to Brooke Bus

•	Provide access to Corporate vehicles

•	Coordination of corporate transportation

•	Schedule commercial air travel for the Company’s senior management

•	Schedule private air travel for the Company’s senior management

•	Schedule lodging, car rental and other related travel expenses for the Company’s senior management

•	Monitor travel expenses (including compilation of monthly reports detailing travel expenses for all employees) to assist the Company’s management in monitoring travel expenses

•	Monitor employee expense reports

Corporate Marketing Services

•	Maintain and coordinate relationship with advertising agency

•	Develop annual reports, brochures, and other marketing materials for the organization

•	Develop, coordinate, manage and expand company websites

•	Develop, update and maintain of Brooke guides

•	Coordinate printing and mailing of corporate communications

•	Develop, coordinate, track and release press releases

•	Develop, design and coordinate corporate identity, company message and public relations

•	Oversee and analyze company marketing campaigns and lead generation

•	Provide clearing house services for marketing materials

•	Coordinate Logo usage and Trade Name Protection

•	Track and Measure the effectiveness of marketing plans and campaigns

•	Conduct marketing analysis based on information gathered from customer as well as information researched

•	Perform market analysis

•	Manage and coordinate the development and success of marketing websites

•	Assist in writing, compilation and editing of:

•	Press releases

•	Advertisements

•	Letters/notes/communications

•	Develop writing projects

•	Procedures

•	Video scripts

•	Speeches

•	Presentations

•	SEC filings and other periodic reports

•	Graphics/video production

•	Organize, edit and complete video productions

•	Assist in graphic design projects

•	Organize and format annual reports and other corporate communications

•	Contract with vendors and printers for annual reports and other corporate communications

•	Prepare and circulate monthly advertising expense analysis

•	Prepare and circulate monthly website tracking report

•	Prepare and circulate monthly PR/Communications analysis

Corporate recruiting assistance

•	Develop advertising and recruitment campaigns for Company’s senior management

•	Conduct initial phone screening for Company Senior Management

•	Prepare post interview communications with prospects who are hired and not hired

•	Track and Measure the effectiveness of recruitment sources and activities

•	Develop and maintain recruitment procedures, forms and tools

•	Prepare recruitment analysis

•	Distribute periodic recruitment analysis, priorities and progress reports

•	Manage, coordinate and attend career fairs

•	Manage, coordinate and develop Brooke careers website

•	Conduct internal postings as requested

•	Develop and maintain relationship with CareerBuilder.com, Monsterjobs.com, HotJobs.com, etc.

Facilities/Real estate Services

•	Process payments for supplies in a timely manner

•	Purchase equipment with market price under $1000

•	Track fixed assets for the company

•	Facilitate acquisition of equipment for company

•	Order offices supplies for company

•	Set up accounts with Staples, UPS, and other vendors on behalf of Company

•	Assure processing of timely payment of Staples, UPS and other vendors

Transaction services

•	Maintain agreements library and forms

•	Research state laws as Company expands

•	Handle financing transactions including securitizations, warehouse lines

•	Provide legal counsel to Company on transaction related matters

•	Assist with problem resolution (including post transaction, borrower and other issues)

•	Provide counsel on credit sales compliance

•	Assist with dispute resolution and manage litigation relating to borrowers

Corporate/Regulatory Services

•	Assist with dispute resolution and manage litigation relating to employment, general corporate matters

•	Provide corporate governance advice and compliance services

•	Assist in the development and maintenance of corporate policies

•	Assist with problem resolution (other than post transaction and borrower issues)

•	Handle general corporate matters

•	Assist in capital raising

•	Coordinate SEC filings (Registrations statements, proxy statements, 10K, 10Q, 8K, Forms 3, 4 and 5, etc.)

•	Complete, submit, track and follow-up on foreign authority and assumed named applications

•	Complete, submit, track and follow-up on annual report filings

•	Oversee corporate compliance with respect to company operations

•	Assist with corporate governance

•	Subsidiary secretaries

•	Maintain corporate books and records

•	Assist with internal controls

•	Intellectual property assistance

•	Seek and maintain service and trade marks

•	Seek and maintain patents

IT support services

•	Provide website development and maintenance assistance

•	Provide computer support

•	Develop, coordinate and maintain IT systems

•	Develop, coordinate and maintain IT security systems

•	Develop, coordinate and maintain backup information systems

•	Provide platform for and maintenance of document management

•	Provide platform for and maintenance of personal management

•	Assist in data collection and maintenance

•	Provide database maintenance

•	Generate reports from information systems as requested

•	Order computers, other hardware and software to optimize purchasing power

•	Track computers, other hardware and software

•	Provide IT consultation on an as needed basis

•	IT analysis and maintenance

•	Monitor server needs and provide upgrades as needed or requested

•	Analyze Software needs and provides upgrades as needed or requested

•	Assist in training personnel on information systems

Human resources services

•	Provide experienced personnel to assist in Company operations

•	Assist in employee relations and retention

•	Provide manager counseling and advisory services

•	Conduct employee investigations

•	Maintain personnel files

•	Assist in the design and implementation of human resources policies and procedures

•	Monitor changes in employment practices laws

•	Implement practices to reduce EPL exposures

•	Investigate and work to resolve employee relation issues and complaints

•	Conduct onsite and remote employee training

•	Conduct employee orientation

•	Consult with managers regarding personnel issues

•	Design and conduct management training with respect to employment practices issues

•	Assist in recruitment process (e.g. design and review recruitment advertising, design and review applications, assist in interview design and process, conduct reference checks)

•	Assist in evaluation and discipline process

•	Assist in termination process (e.g. exit interviews, pre and post termination consultations with management);

•	Manage and assist in preparation of job descriptions

•	Assist in ensuring compliance with applicable laws

•	Coordinate third party training

•	Assist in preparation of employment agreements and forms

•	Provide benefit administration and communication

•	Assist in the design and selection of benefit packages and providers

•	Conduct salary surveys

•	Manage performance evaluation process

•	Manage FMLA and leave of absences policies and procedures

•	Provide workers compensation administration and OSHA reporting

Payroll Accounting

•	Payroll processing

•	Solve problems concerning payroll and enforce payroll policies.

•	Compile payroll data such as garnishments, vacation time, insurance and 401(k) deductions.

•	Administer time and attendance system for accuracy and completeness

•	Process weekly transfer of payroll data to ADP

•	Provide applicable state and federal wage and hour compliance services

•	Prepare reports for management (gross payroll, hours worked, vacation accrual, tax deductions, benefit deductions, etc.)

•	Provide access to payroll service provider

•	Respond to employee questions

•	Process payroll deductions

•	Determine if vendor charges for benefits are accurate

Cash Management services

•	Provide daily cash management

•	Analyze cash needs and inform Company accordingly

•	Prepare quarterly cash reports for Company and its auditors

•	Prepare monthly bank reconciliations for Company

•	Make daily deposit of funds received and balance cash accounts to the general ledger

•	Reconcile weekly bank statements and balance to the general ledger

•	Make Transfers to Online Accounts and enter the transactions in the system.

EXHIBIT B

Schedule of Fees

The Company shall pay the following fees to BC:

Annual fee of $2,250,000 payable in 12 equal monthly installments

EXHIBIT C

Schedule of Reimbursements

BC shall be responsible for the following expenses:

National Office rent, telephone, and utilities

Processing center’s rent, telephone, and utilities

Advertising center’s rent, telephone, and utilities

Facility center’s rent, telephone, and utilities

Alltel cell phone service and associated charges

National Office supplies purchased through Staples

Processing Center supplies purchased through Staples

Advertising center’s supplies purchased through Staples

Facility center’s supplies purchased through Staples

Private airplane expense

Fleet ownership expenses, including lease costs, interest and taxes

Recruitment expenses (e.g. Career Builders, Monster.com, etc.)

Computer acquisition costs (but not maintenance expenses)

Telephone system purchase costs (but not maintenance expenses)

Outside legal counsel expenses and professional fees unrelated to capital raising and loan funding initiatives

Accounting and auditing professional fees and expenses

Postage for processing center, advertising center, facility center and national office

UPS expense for processing center, advertising center, facility center and national office

General printing costs not specifically associated with the Company